Exhibit 23.21

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10/F-4, including any amendments thereto (the “Registration Statement”) of Yamana Gold Inc. (“Yamana”), I, Dr. Jean-François Ravenelle, P.Geo., hereby consent to the use of my name in connection with the mineral resource estimate for the Jacobina Mine as at December 31, 2020 (the “Estimate”) and to the inclusion or incorporation by reference of references to any summary or extract of the Estimate in the Registration Statement.

By:	/s/ Dr. Jean-François Ravenelle

Name: Dr. Jean-François Ravenelle, P.Geo.

November 12, 2021